Exhibit 99.1

PRESS RELEASE

Deep Well Appoints Experienced Banker and Entrepreneur to its Board of Directors

December 9, 2013 – 08:00 EST

EDMONTON, ALBERTA--(Marketwire) Deep Well Oil & Gas, Inc. (and its subsidiaries "Deep Well" or "Company") (OTCQB Marketplace: DWOG) are pleased to announce the appointment of Mr. Pascal Nodé-Langlois to the Board of Directors of Deep Well Oil & Gas, Inc.

Pascal Nodé-Langlois is a French entrepreneur with a broad experience in banking. In 1975, he founded in Switzerland, the company Stock and Commodity Services SA (SCS).  In 1991, SCS became Banque SCS Alliance SA (BSA), a fully licensed Swiss bank with branches in Switzerland and subsidiaries abroad.  In 2006, after a consistent career of more than 30 years as the principal owner, Managing Director and Chairman of the Board of BSA (previously SCS), Pascal Nodé-Langlois sold his stake in the bank.

In 2007, he founded a new financial boutique, in Luxembourg: Voltaire Group SA. This company operates as a holding company. It acquires majority participations and/or creates operating companies with the aim to cover a large portion of the different financial services corresponding to the field of expertise that Mr. Pascal Nodé-Langlois developed during his previous activity in banking. Its main present participation is PARfinance SA, a Swiss registered wealth management company.

The Board of Directors of Deep Well Oil & Gas, Inc. welcome Mr. Pascal Nodé-Langlois to the Board and look forward to working with him in the future.

As previously announced, our joint venture partner as operator, has successfully completed the SAGD horizontal well pair for the demonstration project at Sawn Lake, Alberta.  The wells were drilled to a true vertical depth of approximately 650 meters and have a horizontal length of about 780 meters. Work is anticipated to begin shortly on the building of the steam generation, water handling, oil-treating, water source and disposal facilities, along with pipeline tie-ins between the production facility and water source wells. Steam operations are expected to begin in late January, with first oil production anticipated in the first half of 2014.

Deep Well entered into a farmout agreement (the “Farmout Agreement”) with MP West Canada SAS (the “Farmee”), a subsidiary beneficially owned 1/3 by Maurel et Prom and 2/3 by MPI, two listed companies based in Paris, France, to fund our share of the Alberta Energy Regulator approved SAGD Project at our Sawn Lake heavy oil reservoir in the Peace River oil sands region of Northern Alberta. The Farmee has informed us that it plans to transfer its interests in the Farmout to MP Energy West Canada Corp. In accordance with this Farmout Agreement, the Farmee has agreed to provide up to USD $40,000,000 in funding for our portion of the costs for the Steam Assisted Gravity Drainage (“SAGD”) Project, in return for a net 25% working interest in 12 sections where Deep Well has a working interest of 50%. The Farmee has since paid CDN $12,073,513 to the operator of the SAGD Project for the Farmee’s share and Deep Well’s share of the initial costs of the SAGD Project.

Currently we have a 90% working interest in 51 contiguous sections on seven oil sands leases and an 80% working interest in 5 contiguous sections on one oil sands lease in the Peace River oil sands area of Alberta, where we are the operator. In addition, we have a 25% working interest, post Farmout Agreement, in another 12 contiguous sections on two oil sands leases in the Peace River oil sands area of Alberta, Canada. Theses oil sands leases cover 17,408 gross hectares (43,015 gross acres).

This press release contains forward-looking statements. The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," " expected," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," “plans,” or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business and described in this press release. The Corporation's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Corporation's filings with the SEC.  The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact Information:
Deep Well Oil & Gas, Inc.
780-409-8144
info@deepwelloil.com
www.deepwelloil.com